KRATON CORPORATION
EXECUTIVE SEVERANCE PROGRAM
(as amended and restated September 11, 2020)
    Kraton Corporation, а Delaware corporation (the “Company”), adopted the Kraton Corporation Executive Severance Program, effective November 1, 2011, which is hereby amended and restated effective as of September 11, 2020 (the “Program”), for the benefit of certain employees of the Company and its subsidiaries, on the terms and conditions hereinafter stated. The Program is intended to help retain qualified employees and provide financial security to certain employees of the Company whose employment with the Company or an Affiliate may be terminated under circumstances entitling them to severance benefits as provided herein.
    The Program, as a “severance pay arrangement” within the meaning of Section 3(2)(В)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations § 2510.3-2(b). It is intended that the payments and benefits provided under the Program shall be exempt from or comply with the application of the requirements of Code Section 409A.
ARTICLE I.

DEFINITIONS AND INTERPRETATIONS
Section i..Definitions. Capitalized terms used in the Program shall have the following respective meanings, except as otherwise provided or as the context shall otherwise require:
“Accrued Obligations” shall have the meaning set forth in Section 3.01(a).
“Affiliate” shall mean any company or other entity controlled by, controlling or under common control with the Company.
“Annual Bonus” shall mean a discretionary annual bonus paid to a Participant under the Company’s annual incentive bonus plan or program based upon a percentage of the Participant’s Base Salary and the achievement of performance objectives established by the Board each year.
“Average Bonus” shall mean an amount equal to the average of the annual bonuses paid, if any, to a Participant under the Company’s annual incentive bonus plan or program for the prior three calendar years (disregarding any proration for partial years) immediately preceding the Termination Year; provided, however, that if, owing solely to a tenure of less than three years with the Company, the Participant has not been paid bonuses for the prior three years, “Average Bonus” shall mean (i) if the Participant has received a bonus for the prior two years, the average of the two bonuses actually paid (disregarding any proration for partial years) and the Notional Bonus Payment for the third year; (ii) if the Participant has received a bonus for the prior one year, the average of

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the bonus actually paid (disregarding any proration for partial years) and the Notional Bonus Payments for each of the prior two years; or (iii) if the Participant has not been paid a bonus for any of the prior three years, the average of the Notional Bonus Payments for each of the prior three years.
“Base Salary” shall mean the base salary (inclusive of any amounts deferred on a pre-tax basis pursuant to Code Sections 125, 132 or 401(k)) paid to a Participant immediately prior to his or her Termination Date on an annual basis, exclusive of any Annual Bonus or other bonus payments or additional payments under any Benefit Plan.
“Benefit Plan” shall mean any “employee benefit plan” (including any employee benefit plan within the meaning of Section 3(3) of ERISA), program, arrangement or practice maintained, sponsored or provided by the Company, including those relating to compensation, bonuses, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, paid time off benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits).
“Board” shall mean the Board of Directors of the Company.
“Cause” shall mean:
(A)    the Participant’s continued failure to substantially perform the duties of his or her position with the Company, or an Affiliate, (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 30 days following written notice by the Company to the Participant of such failure; provided, however, that it is understood that this clause (A) shall not permit the Company to terminate the Participant’s employment for Cause because of dissatisfaction with the quality of services provided by or disagreement with the actions taken by the Participant in the good faith performance of the Participant’s duties to the Company;
(B)    theft or embezzlement of Company property or property of any of its subsidiaries or Affiliates;
(C)    the Participant’s conviction of or plea of guilty or no contest to (i) a felony or (ii) a crime involving moral turpitude;
(D)    the Participant’s willful malfeasance~~,~~ willful misconduct, gross negligence or dishonesty in connection with the Participant’s duties of his or her position with the Company or an Affiliate or any intentional act or intentional omission which is detrimental or destructive to the financial condition or business reputation of the Company or any of its subsidiaries or Affiliates;

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(F)    the Participant’s breach of the provisions of any confidentiality, non-compete or non-solicitation agreement between the Participant and the Company: or
(G)     the Participant’s material breach of Kraton’s Code of Ethics and Business Conduct
If a Participant has a written individual employment or similar agreement between the Company, or an Affiliate, and the Participant that contains a definition or description of “cause,” the definition of “Cause” under this Program shall also include the elements of “cause” under the Participant’s individual employment or similar agreement. In the event of a conflict between this Program and the definition of “cause” under the individual employment or similar agreement, the Program shall govern.
For purposes of the Program, Cause shall be determined by the affirmative vote of at least 50% of the members of the Board (excluding the Participant, if a Board member, and excluding any member of the Board materially involved in events leading to the Board’s consideration of terminating the Participant for Cause).
“CEO” shall mean the Company’s chief executive officer.
“Change in Control” shall mean the occurrence of any of the following events:
(A)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions to any Person or group of related persons (a “Group”) for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); for this purpose, gross fair market value means the value of the assets of such corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets;
(B)    the complete liquidation or dissolution of the Company;
(C)    any Person or Group shall become the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of equity interests of the Company representing more than 30% of the aggregate outstanding voting equity interests of the Company and such Person or Group actually has the power to vote such equity interests in any such election;
(D)    the replacement of a majority of the board of directors of the Company over a two-year period from the directors who constituted such board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board then still in office who either were

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members of such board at the beginning of such period or whose election as a member of such board was previously so approved; or
(E)    a merger or consolidation of the Company with another entity in which holders of the equity interests of the Company immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, less than 50% of the common equity interest in the surviving corporation in such transaction~~.~~
“Change in Control Multiplier Factor” shall mean (i) the number three (3), if the Participant is the CEO as of the Termination Date, and (ii) the number two (2), if the Participant is not the CEO as of the Termination Date.
“Change in Control Severance Benefit Period” shall mean (i) the 36-month period following the Participant’s Termination Date, if the Participant is the CEO as of his or her Termination Date; and (ii) the 24-month period following the Participant’s Termination Date, if the Participant is not the CEO as of his or her Termination Date.
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Code Section 409A” shall mean Section 409A of the Code and the Treasury regulations and other interpretive rulings and guidance issued thereunder.
“Company Factor” shall mean, for a given year, the company multiplier factor under the Company’s annual incentive bonus plan as finally determined by the Compensation Committee for such year.
“Compensation Committee” shall mean the Compensation Committee of the Board.
“Disability” shall have the same meaning assigned to such term in the Company’s long term disability plan, as in effect from time to time, or if no such plan is in effect, “Disability” means “permanent and total disability” as defined in Section 22(e)(3) of the Code.
“Employee Benefits” shall mean benefits the Participant may be entitled to due to his or her coverage or participation in the Benefit Plans.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Good Reason” shall mean, when used with reference to any Participant, any of the following actions or failures to act, but in each case only if it occurs while such

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Participant is employed by the Company and then only if it is not consented to by such Participant:
(A)    the failure of the Company to pay or cause to be paid the Participant’s Base Salary or Annual Bonus (if any) when due, with the exception of a failure to pay associated with subsection (B) below;
(B)    a material reduction in the Participant’s Base Salary, the target bonus opportunity with respect to his or her Annual Bonus, or Employee Benefits, other than an across-the-board reduction in Base Salary or bonus opportunity for all of the members of the Company’s management team and other than a decrease in Employee Benefits that applies to all employees otherwise eligible to participate in the affected plan(s);
(C)    a relocation of the Participant’s primary work location more than 50 miles from the work location on the date immediately prior to the effective date of such change; or
(D)    a material reduction in the Participant’s duties and responsibilities of his or her position with the Company.
The foregoing notwithstanding, for purposes of this definition, none of the actions described in clauses (A) through (D) above shall constitute “Good Reason” with respect to any Participant if it was an isolated and inadvertent action not taken in bad faith by the Company and if it is remedied by the Company within 30 days after receipt of written notice thereof given by such Participant (or, if the matter is not capable of remedy within 30 days, then within 60 days after receipt of such notice, provided that the Company has commenced such remedy within the initial 30-day period).
If the Participant believes that an event constituting Good Reason has occurred, the Participant must notify the Company in writing of that belief within 30 days of the initial occurrence of the Good Reason event, which notice will set forth the basis for that belief (the “Good Reason Notice”). The Company will have 30 days after receipt of such Good Reason Notice (or, if the matter is not capable of remedy within 30 days, then 60 days after receipt of such Good Reason Notice, provided that the Company has commenced such remedy within the initial 30-day period) (the “Determination Period”) in which to rectify such event, determine that an event constituting Good Reason does not exist, or determine that an event constituting Good Reason exists. If the Company does not take any of such actions within the Determination Period or if the Good Reason event continues to exist after the expiration of the Determination Period, the Participant may terminate his or her employment with the Company for Good Reason within the 30 day period following the end of the Determination Period by giving a written Termination Notice to the Company in accordance with the provisions of Section 2.02, which termination will be effective on the Termination Date. If the Company determines that Good Reason does not exist, then (A) the Participant will not be entitled to rely on or assert such event as constituting Good Reason, and (B) the Participant may file a claim

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pursuant to Section 4.01 within 30 days after the Participant’s receipt of written notice of the Company’s determination.
“Multiplier Factor” shall mean (i) the number two (2), if the Participant is the CEO as of the Termination Date, and (ii) the number one (1), if the Participant is not the CEO as of the Termination Date.
“Notional Bonus Payment” shall mean, for any given year, an amount equal to the product of the Company Factor for such year multiplied by the Participant’s target bonus as of the calculation date under the Company’s annual incentive bonus plan.
“Participant” shall mean an employee of the Company or an Affiliate who is a Participant in accordance with Section 2.01(a).
“Program” shall mean this Kraton Corporation Executive Severance Program, as amended, supplemented or modified from time to time in accordance with its terms.
“Removal Notice” shall have the meaning set forth in Section 2.01(a).
“Severance Benefit Period” shall mean (i) the 24-month period following the Participant’s Termination Date, if the Participant is the CEO as of his or her Termination Date; and (ii) the 12-month period following the Participant’s Termination Date, if the Participant is not the CEO as of his or her Termination Date.
“Successor” shall mean a successor to all or substantially all of the business, operations or assets of the Company.
“Target Bonus” shall mean an amount equal to the target for the Participant’s Annual Bonus.
“Termination Date” shall mean the date on which a Participant has a “separation from service” from the Company and its Affiliates within the meaning of Code Section 409A (without giving effect to any elective provisions that may be available under such definition).
“Termination Notice” shall mean, as appropriate, written notice from (a) a Participant to the Company purporting to terminate such Participant’s employment for Good Reason in accordance with Section 2.02 or (b) the Company to any Participant purporting to terminate such Participant’s employment for Cause or Disability in accordance with Section 2.03.
“Termination Year” shall mean the calendar year during which the Participant’s Termination Date occurs.
Section ii..Interpretation. In the Program (а) the words “herein,” “hereof” and “hereunder” refer to the Program as а whole and not to any particular Article, Section or other subdivision, (b) reference to any Article or Section, means such Article or Section hereof and (c) the words “including” (and with correlative meaning “include”) means including, without limiting the

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generality of any description preceding such term. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
ARTICLE II.

ELIGIBILITY AND BENEFITS
Section i..Eligible Employees.
(a)An employee of the Company or an Affiliate who is not party to an individual employment agreement providing for severance benefits shall be a Participant in the Program during each calendar year (or partial calendar year) for which he or she is designated as a Participant by the Compensation Committee, unless the Participant is given written notice of the Compensation Committee’s determination that such Participant shall cease to be a Participant (such written notice a “Removal Notice”). An individual who is designated a Participant pursuant to the foregoing sentence shall cease to be a Participant upon receipt of a Removal Notice from the Compensation Committee. All Participants shall be listed on Exhibit A attached hereto, and such exhibit shall constitute a part of this Program.
(b)This Program is only for the benefit of the Participants, and no other employees, personnel, consultants or independent contractors shall be eligible to participate in the Program or to receive any rights or benefits hereunder.
Section ii..Termination Notices from Participants for Good Reason. For purposes of the Program, in order for any Participant to terminate his or her employment for Good Reason, such Participant must have given a Good Reason notice to the Company in accordance with the requirements specified under the definition of Good Reason in Section 1.01. If the Company does not take any action to rectify the Good Reason event within the Determination Period or if the Good Reason event continues to exist after the expiration of the Determination Period, the Participant may terminate his or her employment with the Company for Good Reason within the 30 day period following the end of the Determination Period by giving a written Termination Notice to the Company, that specifies a Termination Date that occurs no later than the end of such 30 day period. Any Termination Notice given by a Participant that does not comply in all material respects with the foregoing requirements as well as the “Good Reason” definition provisions set forth in Section 1.01 shall be invalid and ineffective for purposes of the Program. If the Company receives from any Participant a Termination Notice that it believes is invalid and ineffective as aforesaid, it shall notify such Participant of such belief and the reasons therefor. Any termination of employment by the Participant that either does not constitute Good Reason or fails to meet the Good Reason Notice or Termination Notice requirements shall be deemed a termination by the Participant without Good Reason.
Section iii..Termination Notices from Company for Cause or Disability. For purposes of the Program, in order for the Company to terminate any Participant’s employment for Cause, the Company must give a Termination Notice to such Participant, which notice shall be dated the date it is given to such Participant, shall specify the Termination Date and shall state that the termination is for Cause and shall set forth in reasonable detail the particulars thereof. For

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purposes of the Program, in order for the Company to terminate any Participant’s employment for Disability, the Company must give a Termination Notice to such Participant, which notice shall be dated the date it is given to such Participant, shall specify the Termination Date and shall state that the termination is for Disability and shall set forth in reasonable detail the particulars thereof. Any Termination Notice given by the Company that does not comply, in all material respects, with the foregoing requirements shall be invalid and ineffective for purposes of the Program. Any Termination Notice purported to be given by the Company to any Participant after the death or retirement of such Participant shall be invalid and ineffective.
ARTICLE III.

SEVERANCE AND RELATED TERMINATION BENEFITS
Section i..Termination of Employment.
(a)Voluntary Termination by Participant. In the event that a Participant’s employment is terminated by the Participant other than for Good Reason, then the Participant shall be paid, within 30 days following the Participant’s Termination Date, the following (with the benefits set forth in (1) through (3) collectively referred to as the “Accrued Obligations”):
(1)    the portion of the Participant’s Base Salary payable through the Termination Date, to the extent not already paid;
(2)    any Annual Bonus earned but unpaid as of the Termination Date for any previously completed fiscal year; and
(3)    reimbursement for any unreimbursed business expenses properly incurred by the Participant, in accordance with the Company’s applicable policy, prior to the Termination Date.
Following the Participant’s termination of employment by the Participant other than for Good Reason, except as set forth in this Section 3.01(a), the Participant shall have no further rights to any compensation or any other benefits in the nature of severance or termination pay or in connection with the termination of his or her employment.
(b)For Cause. In the event that a Participant’s employment is terminated by the Company for Cause, then the Participant shall be paid, within 30 days following the Participant’s Termination Date, the following:
(1)    the portion of the Participant’s Base Salary payable through the Termination Date, to the extent not already paid; and
(2)    reimbursement for any unreimbursed business expenses properly incurred by the Participant, in accordance with the Company’s applicable policy, prior to the Termination Date.

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Following the Participant’s termination of employment by the Company for Cause, except as set forth in this Section 3.01(b), the Participant shall have no further rights to any compensation or any other benefits in the nature of severance or termination pay or in connection with the termination of his or her employment.
(c)Disability or Death. In the event that a Participant’s employment is terminated (i) by the Company by reason of the Participant’s Disability or (ii) as a result of the Participant’s death, then in either case, the following benefits shall be paid to the Participant or the Participant’s estate, as applicable:
(1)    the Accrued Obligations (at the time set forth in Section 3.01(a)); and
(2)    within 60 days following the Participant’s Termination Date, a lump sum cash payment equal to the product of (i) his or her Average Bonus and (ii) a fraction, the numerator of which is the number of days during which the Participant was employed by the Company in the Termination Year and the denominator of which is 365.
Following the Participant’s termination of employment due to death or Disability, except as set forth in this Section 3.01(c), the Participant shall have no further rights to any compensation or any other benefits in the nature of severance or termination pay or in connection with the termination of his or her employment.
(d)Without Cause or for Good Reason. In the event that a Participant’s employment is terminated (i) by the Company without Cause (other than due to Disability or death) or (ii) by the Participant for Good Reason, then, subject to the provisions of Section 3.02, in either case, the following benefits shall be paid to the Participant:
(1)    the Accrued Obligations (at the time set forth in Section 3.01(a));
(2)    a continuation of the periodic payment of the Participant’s annual Base Salary during the Severance Benefit Period, which shall be paid in the same amount, at the same time (which shall be at least monthly) and in the same manner as if the Participant had remained employed by the Company or an Affiliate during such period; provided, however, that the payments normally payable during the 60-day period following the Participant’s Termination Date shall be accrued and paid in a lump sum cash payment within five days following the end of such 60-day period;
(3)    within 60 days following the Participant’s Termination Date, a lump sum cash payment equal to the product of (i) the Multiplier Factor and (ii) his or her Average Bonus; and
(4)    during the Severance Benefit Period, the Participant and his or her eligible dependents as of the Termination Date shall continue to be covered by all medical, vision and dental Benefit Plans (excluding disability insurance)

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maintained by the Company under which the Participant was covered immediately prior to the Termination Date (collectively, the “Continued Health Benefits”) at the same active employee premium cost as a similarly situated active employee; provided, however, in any case such benefits shall cease if the Participant becomes entitled to medical benefits from a new employer as provided in Section 3.03(a). The Company may provide such medical and dental benefits by paying the Company’s COBRA continuation coverage through such Severance Benefit Period.
Following the Participant’s termination of employment by the Company without Cause or by the Participant for Good Reason, except as set forth in this Section 3.01(d), the Participant shall have no further rights to any compensation or any other benefits in the nature of severance or termination pay or in connection with the termination of his or her employment.
(e)Without Cause or For Good Reason Following a Change in Control. In the event that a Participant’s employment is terminated within two years following a Change in Control either (i) by the Participant for Good Reason or (ii) by the Company without Cause (other than due to Disability or death), then, subject to provisions of Section 3.02, in either case, the following benefits shall be paid to the Participant:
(1)    the Accrued Obligations (at the time set forth in Section 3.01(a));
(2)    a continuation of the periodic payment of the Participant’s annual Base Salary during the Change in Control Severance Benefit Period, which shall be paid in the same amount, at the same time (which shall be at least monthly) and in the same manner as if the Participant had remained employed by the Company or an Affiliate during such period; provided, however, that the payments normally payable during the 60-day period following the Participant’s Termination Date shall be accrued and paid in a lump sum cash payment within five days following the end of such 60-day period;
(3)    within 60 days following the Participant’s Termination Date, a lump sum cash payment equal to the product of (i) the Change in Control Multiplier Factor and (ii) his or her Target Bonus; and
(4)    during the Change in Control Severance Benefit Period, the Participant and his or her eligible dependents as of the Termination Date shall continue to be covered by the Continued Health Benefits under which the Participant was covered immediately prior to the Termination Date at the same active employee premium cost as a similarly situated active employee; provided, however, in any case such benefits shall cease if the Participant becomes entitled to medical benefits from a new employer as provided in Section 3.03(a). The Company may provide such medical and dental benefits by paying the Company’s COBRA continuation coverage through such Change in Control Severance Benefit Period.

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Following the Participant’s termination of employment within two years following a Change in Control either (i) by the Participant for Good Reason or (ii) by the Company without Cause, except as set forth in this Section 3.01(e), the Participant shall have no further rights to any compensation or any other benefits in the nature of severance or termination pay or in connection with the termination of his or her employment.
(f)Vested Employee Benefits. Following a Participant’s termination of employment under Section 3.01(a), (b), (c), (d) or (e), he or she shall be entitled to such vested Employee Benefits, if any, as to which the Participant may be entitled under the Benefit Plans the Participant is entitled to pursuant to the terms of the applicable plans then in effect.
(g)Treatment of Continued Health Benefits. The premium cost to the Company of providing any Continued Health Benefits which are medical, dental or vision benefits on a self-insured basis, will be timely reported to the Participant as taxable income. Any continued medical, dental or vision benefits provided to a Participant and his or her dependents pursuant to Section 3.01(d) or Section 3.01(e) are provided concurrent with any rights the Participant and such dependents may have to continue such coverages under COBRA. The provisions of this Section 3.01 will not prohibit the Company from changing the terms of such Continued Health Benefits provided that any such changes apply to all similarly situated employees of the Company and its Affiliates (e.g., the Company may switch insurance carriers or preferred provider organizations).
(h)COBRA. At the expiration of the period applicable to Continued Health Benefits as provided in Section 3.01(d) and Section 3.01(e), the Participant and his or her dependents shall be entitled to continued coverage under COBRA for a period, if any, equal to the difference between the maximum coverage period applicable to such Participant or an eligible dependent under COBRA and the period under which Continued Health Benefits were provided pursuant to Section 3.01(d) or Section 3.01(e).
Section ii..Condition to Receipt of Severance Benefits. As a condition to receipt of any payment or benefits under Section 3.01(d) or Section 3.01(e), such Participant must enter into a Non-Solicitation, Non-Compete, Non-Disclosure, Non-Disparagement and Release Agreement (“Release Agreement”) with the Company and its Affiliates in the form then currently used by the Company. The Company will provide a Participant with a Release Agreement on or before the Participant’s Termination Date. The Participant must execute and return the Release Agreement to the Company no later than the 52nd day following his or her Termination Date, followed by a seven (7)-day revocation period following the date the Release Agreement is executed (“Revocation Period”). A Participant’s failure to timely execute and return the Release Agreement in accordance with the previous sentence, or the Participant’s revocation of the Release Agreement during the Revocation Period, will result in a forfeiture of all benefits payable to the Participant under the terms of the Program other than the Accrued Obligations and any vested Employee Benefits described under Section 3.01(f).
Section iii..Limitation of Benefits.

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(a)Anything in the Program to the contrary notwithstanding, the Company’s obligation to provide the Continued Health Benefits shall cease if and when the Participant becomes employed by a third party that provides such Participant with substantially comparable health and welfare benefits, subject to the Participant’s right to elect to continue coverage under COBRA.
(b)Any amounts payable under the Program shall be in lieu of and not in addition to any other severance or termination payment under any other plan or agreement with the Company. As a condition to receipt of any payment under the Program, the Participant shall waive any entitlement to any other severance or termination payment by the Company, including any severance or termination payment set forth in an individual employment agreement with the Company. Notwithstanding the foregoing, nothing in this Section 3.03(b) shall abridge the Participant’s rights with respect to vested benefits under any Benefit Plan.
Section iv..Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if the Participant is a “disqualified individual” (as defined in Code Section 280G(c)), and the payments and benefits provided for in this Program, together with any other payments and benefits which the Participant has the right to receive from the Company or any of its Affiliates, would constitute a “parachute payment” (as defined in Code Section 280G(b)(2)), then the payments and benefits provided for in this Program shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Participant from the Company and its Affiliates will be one dollar ($1.00) less than three (3) times Executive’s “base amount”(as defined in Code Section 280G(b)(3)) and so that no portion of such amounts and benefits received by the Participant shall be subject to the excise tax imposed by Code Section 4999 or (b) paid in full, whichever produces the better net after tax position to the Participant (taking into account any applicable excise tax under Code Section 4999 and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its Affiliates) used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three (3) times the Participant’s base amount, then the Participant shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 3.04 shall require the Company (or any Affiliate) to be responsible for, or have any liability or obligation with respect to, the Participant’s excise tax liabilities under Code Section 4999.
Section v..Program Unfunded; Participant’s Rights Unsecured. The Company shall not be required to establish any special or separate fund or make any other segregation of funds or assets to

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assure the payment of any benefit hereunder. The right of any Participant to receive the benefits provided for herein shall be an unsecured obligation against the general assets of the Company.
ARTICLE IV.

CLAIMS PROCEDURE
Section 4.01 Claims Procedure
(a)    It shall not be necessary for a Participant or beneficiary who has become entitled to receive а benefit hereunder to file a claim for such benefit with any person as a condition precedent to receiving a distribution of such benefit. However, any Participant or beneficiary who believes that he or she has become entitled to a benefit hereunder and who has not received, or commenced receiving, a distribution of such benefit, or who believes that he or she is entitled to a benefit hereunder in excess of the benefit which he or she has received, or commenced receiving, may file a written claim for such benefit with the Chief Human Resources Officer (unless the claim is filed by the Chief Human Resources Officer, in which case, the claim shall be filed with the General Counsel) at any time on or prior to the end of the fiscal year next following the fiscal year in which he or she allegedly became entitled to receive а distribution of such benefit. Such written claim shall set forth the Participant’s or beneficiary’s name and address and a statement of the facts and a reference to the pertinent provisions of this Program upon which such claim is based. The Chief Human Resources Officer (or General Counsel, if applicable) shall, within 90 days (or within 45 days for a disability claim) after such written claim is filed, provide the claimant with written notice of its decision with respect to such claim, unless this time period is extended as set forth below.
    The Chief Human Resources Officer (or General Counsel, if applicable) may extend the time for decision with respect to a claim for benefits (other than a disability claim) if he/she determines that special circumstances require an extension of time for processing the claim. If the Chief Human Resources Officer (or General Counsel, if applicable) determines that an extension of time is required (other than for a disability claim), written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90 day period and shall indicate the special circumstances requiring the extension and the date by which the Program expects to render the benefit determination. In no event shall this extension exceed 90 days from the end of the initial 90 day period.
The Chief Human Resources Officer (or General Counsel, if applicable) may extend the time of its decision with respect to a disability claim twice for up to thirty (30) days, provided that the Chief Human Resources Officer (or General Counsel, if applicable) both determined (i) that such extension is needed and beyond the Chief Human Resources Officer’s (or General Counsel, if applicable) control and (ii) notifies the claimant of the circumstances requiring the extension of time and the date the Chief Human Resources Officer (or General Counsel, if applicable) expects to render a decision prior to the expiration of the initial permissible response period of forty-five (45) days or subsequent thirty (30) extension day period.

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If such claim is denied in whole or in part, the Chief Human Resources Officer (or General Counsel, if applicable) shall, in a written notice to the claimant, set forth the specific reason or reasons for denial, specific references to pertinent provisions of this Program upon which the denial is based, a description of any additional material or information necessary for the claimant to perfect his or her claim and an explanation of why such material or information is necessary, an explanation of the provisions for review of claims and a statement of the claimant’s right to bring civil action under section 502(a) of ERISA following an adverse benefit determination on review. For disability claims, the notification must also contain any internal rule, guideline, protocol or other similar criterion (collectively “Protocols”) that were relied upon in making the adverse determination or a statement that such Protocols do not exist, and a statement that an explanation of any clinical and scientific judgment used in making the determination will be available free of charge upon request by the claimant.
To the extent required under applicable law, if a disability claim is denied in whole or in part, the written notice to claimant must contain a discussion of the decision, including an explanation of the basis for disagreeing with or not following the views presented by the claimant to the Program of health care professionals treating the claimant.
(b)    А Participant or beneficiary who has filed a written claim for benefits with the Chief Human Resources Officer (or General Counsel, if applicable) which has been denied may appeal such denial to the Compensation Committee ("Claims Review Administrator") within 60 days after receipt of the written notice of denial of his or her claim. А Participant or beneficiary is entitled to review any and all documents relevant to his or her claim and shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.
Not later than 60 days (45 days for disability claims) after receipt of a written application for review, the Claims Review Administrator shall give the claimant written notice of its decision on review, unless the Claims Review Administrator determines that special circumstances require an extension of time for processing the claim. If the Claims Review Administrator determines that an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 60 day period (45 day period for disability claims) and such notice shall indicate the special circumstances requiring the extension and the date by which the Program expects to render the determination on review. In no event shall the extension exceed 60 days (45 days) from the end of the initial 60 day period (45 day period for disability claims).
(c) The Claims Review Administrator shall notify the claimant with written notice of the Program’s benefit determination on review, which notice shall include the specific reasons for its decision, specific references to the pertinent provisions of this Program upon which the decision is based, a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records and other information relevant to the claimant’s claim for benefits, and a statement of the claimant’s right to bring an action under section 502(a) of ERISA. For disability claims, the notification must include a description of the Protocols, if any, used to make the decision and that a copy of the Protocols will be available free of charge upon request, a statement that an explanation of any clinical and scientific judgment

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used in making the determination will be available free of charge upon request by the claimant, a description of any applicable contractual limitations period that applies to the claimant’s right to bring an action, including the calendar date on which the contractual limitations period expires for the claim, and a discussion of the decision, including an explanation of the basis for disagreeing with or not following the views presented by the claimant to the Program of health care professionals treating the claimant. Before an adverse benefit determination can be issued in connection with a disability claim, to the extent required by applicable law, the claimant shall be provided, free of charge and as soon as possible and sufficiently in advance of the date on which notice of the adverse benefit determination on review must be provided to the claimant to give the claimant reasonable opportunity to respond prior to the deadline, any new or additional evidence considered relied upon, or generated by the Program and any new or additional rationale that the disability benefit claim determination is based on.
(d)    Any act permitted or required to be taken by a Participant or beneficiary under this Section 4.01 may be taken for and on behalf of such Participant or beneficiary by such Participant’s or beneficiary’s duly authorized representative.
Section 4.02    Exhaustion of Claims Procedure Requirement.
Except as may be otherwise required by law, the decision of the Claims Review Administrator regarding the Participant's or beneficiary's claim on appeal will be final, binding and conclusive on all parties. Completion of the claims procedure described above is a condition precedent to commencing any legal or equitable action regarding a claim for benefits under this Program. No legal claim or equitable action regarding a claim for benefits under this Program, including an action under Section 502(a) of ERISA, may be filed in any court of law more than one year following the denial or deemed denial of the Participant's or beneficiary's appeal under Section 4.01.

ARTICLE V.

Miscellaneous Provisions
Section i..Cumulative Benefits. Except as provided in Section 3.03(b), the rights and benefits provided to any Participant under the Program are in addition to and shall not be a replacement of, all of the other rights and benefits provided to such Participant under any Benefit Plan or any agreement between such Participant and the Company.
Section ii..Code Section 409A.
(a)It is intended that the payments and benefits provided under the Program shall be exempt from or comply with the application of the requirements of Code Section 409A. This Program shall be construed, administered and governed in a manner that affects such intent. Specifically, any taxable benefits or payments provided under the Program are intended to be separate payments that qualify for the “short-term deferral” exception to Code Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for

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the separation pay exceptions to Code Section 409A, to the maximum extent possible. To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Code Section 409A, if a Participant is a “specified employee,” as determined by the Company, as of his or her Termination Date, then all amounts due under the Program that constitute a “deferral of compensation” within the meaning of Code Section 409A, that are provided as a result of a “separation from service” within the meaning of Code Section 409A, and that would otherwise be paid or provided during the first six months following the Termination Date, shall be accumulated through and paid or provided on the first business day that is more than six months after the date of the Termination Date (or, if the Participant dies during such six -month period, within 90 days after the Participant’s death).
(b)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iii) such payments shall be made on or before the last day of the Participant's calendar year following the calendar year in which the expense occurred, or such earlier date as required hereunder.
(c)The payments and benefits provided under the Program may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Code Section 409A upon the Participants. Although the Company will use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the benefits provided under the Program is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant (or any other individual claiming a benefit through the Participant) as a result of the Program.
Section iii..No Mitigation. No Participant shall be required to mitigate the amount of any payment provided for in the Program by seeking or accepting other employment following a termination of his or her employment with the Company or otherwise. Except as otherwise provided in Section 3.03, the amount of any payment provided for in the Program shall not be reduced by any compensation or benefit earned by a Participant as the result of employment by another employer or by retirement benefits. The Company’s obligations to make payments to any Participant required under the Program shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against such Participant.
Section iv..Amendment or Termination. The Board may amend (in whole or in part) or terminate the Program at any time; provided, however, that the Program cannot be amended or terminated during the two year period following a Change in Control. Notwithstanding the foregoing, no amendment or termination shall reduce or terminate any Participant’s right to receive, or

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continue to receive, any payments and benefits that became payable in respect of a termination of employment that occurred prior to the date of such amendment or termination of the Program. Notwithstanding the foregoing, nothing herein shall abridge the Compensation Committee’s authority to designate new Participants to participate in the Program in accordance with Section 2.01(a) hereof.
Section v..Enforceability. The failure of the Participants or the Company to insist upon strict adherence to any term of the Program on any occasion shall not be considered а waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of the Program.
Section vi..Administration.
(a)The Compensation Committee shall have full and final authority, subject to the express provisions of the Program, with respect to designation of the Participants and administration of the Program, including but not limited to, the authority to construe and interpret any provisions of the Program and to take all other actions deemed necessary or advisable for the proper administration of the Program, and such decisions shall be binding on all parties.
(b)The Company shall indemnify and hold harmless each member of the Compensation Committee and any other employee of the Company that acts at the direction of the Compensation Committee against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s or employee’s own gross negligence or willful cause. Expenses against which such member or employee shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.
Section vii..Consolidations, Mergers, Etc. In the event of a merger, consolidation or other transaction, nothing herein shall relieve the Company from any of the obligations set forth in the Program; provided, however, that nothing in this Section 5.07 shall prevent an acquirer of or Successor to the Company from assuming the obligations, or any portion thereof, of the Company hereunder pursuant to the terms of the Program provided that such acquirer or Successor provides adequate assurances of its ability to meet this obligation. In the event that an acquirer of or Successor to the Company agrees to perform the Company’s obligations, or any portion thereof, hereunder, the Company shall require any person, firm or entity which becomes its Successor to expressly assume and agree to perform such obligations in writing, in the same manner and to the same extent that the Company would be required to perform hereunder if no such succession had taken place.
Section viii..Successors and Assigns. This Program shall be binding upon and inure to the benefit of the Company and its Successors and assigns. This Program and all rights of each Participant

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shall inure to the benefit of and be enforceable by such Participant and his or her personal or legal representatives, executors, administrators, heirs and permitted assigns. If any Participant should die while any amounts are due and payable to such Participant hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Program to such Participant’s devisees, legatees or other designees or, if there be no such devisees, legatees or other designees, to the legal representative of such Participant’s estate. No payments, benefits or rights arising under the Program may be assigned or pledged by any Participant, except under the laws of descent and distribution.
Section ix..Notices. All notices and other communications provided for in the Program shall be in writing and shall be sent, delivered or mailed, addressed as follows: (a) if to the Company, at the Company’s principal office address or such other address as the Company may have designated by written notice for purposes hereof, directed to the attention of the General Counsel (or the Compensation Committee or Claims Review Administrator, in the event of a claim for benefits under Section 4.01), and (b) if to any Participant, at his or her residence address on the records of the Company or to such other address as he or she may have designated to the Company in writing for purposes hereof. Each such claim, notice, application or other communication shall be deemed to have been duly filed or given when deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and properly addressed to the party to whom it is to be given or with whom it is to be filed, except that any change of notice address shall be effective only upon receipt.
Any such claim, notice, application, or other writing deemed filed or given pursuant to the preceding sentence shall in the absence of clear and convincing evidence to the contrary, be deemed to have been received on the fifth (5th) business day following the date upon which it was filed or given.
Section x..Tax Withholding. The Company shall have the right to deduct from any payment hereunder all taxes (federal, state or other) which it is required to withhold therefrom.
Section xi..No Employment Rights Conferred. This Program shall not be deemed to create a contract of employment between any Participant and the Company and/or its Affiliates. Nothing contained in the Program shall (a) confer upon any Participant any right with respect to continuation of employment with the Company or (b) subject to the rights and benefits of any Participant hereunder, interfere in any way with the right of the Company to terminate such Participant’s employment at any time.
Section xii..Entire Program. This Program contains the entire understanding of the Participants and the Company with respect to severance arrangements maintained on behalf of the Participants by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the Participants and the Company with respect to the subject matter herein other than those expressly set forth herein.
Section xiii..Prior Agreements. This Program supersedes all prior agreements, programs and understandings (including all written and verbal agreements and understandings) between each

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Participant and the Company regarding the terms and conditions of each Participant’s employment and severance arrangements.
Section xiv..Severability. If any provision of the Program is, becomes or is deemed to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of the Program shall not be affected thereby.
Section xv..Governing Law. This Program shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of laws rules, and applicable federal law.

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